Exhibit 99.1

First Foundation Announces 2016 Financial Results

•	Increase in year-over-year earnings of 74% for 2016
•	Earnings per diluted share of $0.19 for the fourth quarter and $0.70 for the year
•	Strong loan and deposit growth

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and year ended December 31, 2016.

"I am pleased with our results that reflect another strong year of growth for First Foundation,” said Scott F. Kavanaugh, CEO. “We experienced record loan production, solid deposit growth, and an uptick in our wealth management AUM. Our increases in total revenues by 43% and earnings by 74% are a testament to the strength of our platform, the quality of our employees, and our commitment to serving our clients and delivering value for our shareholders.”

Highlights

Financial Results:

•	2016 fourth quarter compared to 2015 fourth quarter:
o	Earnings per fully diluted share were $0.19, an increase of 27%
o	Earnings were $6.5 million, an increase of 29%
o	Total revenues (net interest income and noninterest income) were $32.6 million, an increase of 22%
o	Net interest income was $25.0 million, an increase of 43%
•	2016 compared to 2015:
o	Earnings per fully diluted share were $0.70, an increase of 21%
o	Earnings were $23.3 million, an increase of 74%
o	Total revenues (net interest income and noninterest income) were $124.0 million, an increase of 43%
o	Net interest income was $89.4 million, an increase of 54%
•	Financial ratios:
o	Efficiency ratio of 62.0% for the quarter and 65.3% for the year
o	Return on average assets of 0.80% for the quarter and the year
o	Return on average equity of 9.1% for the quarter and 8.4% for the year
o	Total shareholders’ equity of $284 million and tangible book value of $8.62 per share, in each case, as of December 31, 2016

Other Activity:

•	Loan originations totaled $447 million for the fourth quarter and $1.77 billion for the year
•	Deposits increased by $905 million for the year
•	Assets under management (“AUM”) at FFA increased by $115 million for the year

“We were able to generate positive investment returns for our clients during a year characterized by unexpected events and challenging market conditions,” stated John Hakopian, President of FFA. “Our team remains focused on serving existing clients while also seeking new relationships that could benefit from our offering. As we head into 2017, we are seeing strong indicators of growth.”

Exhibit 99.1

Details of Growth

•

Total loans, including loans held for sale, increased $1.04 billion during 2016 as a result of $1.77 billion of originations which was offset by the sale of $306 million of multifamily loans and payoffs or scheduled payments of $430 million.

•

The $905 million growth in deposits during 2016 was broken down as follows: $362 million increase in noninterest bearing demand deposits; $66 million decrease in interest bearing demand deposits; $449 million increase in money market and savings accounts; and $159 million increase in certificate of deposit accounts.

•

The $115 million growth in AUM for 2016 was the result of $321 million of new accounts and $221 million of portfolio gains which were partially offset by terminations of $279 million and net withdrawals of $148 million.

“Our growth in loans and deposits is a reflection of us beginning to realize the investments we have made in infrastructure over the past several quarters,” stated David DePillo, President of FFB. “We continue to focus on credit quality maintenance and optimizing operations to support our growth while delivering a valuable banking experience.”

As previously announced, First Foundation Bank acquired two branches located in Laguna Hills and Seal Beach, California with deposits of $179 million as of the closing date.

Additionally, as previously announced, effective January 18, 2017, the Company completed a two-for-one stock split in the form of a stock dividend. All share and per share amounts included in this news release have been adjusted to reflect the effect of this stock split.

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely

Exhibit 99.1

affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on March 15, 2016, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2015 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
ASSETS

Cash and cash equivalents	$597,946	$215,748
Securities available-for-sale (“AFS”)	509,578	565,135
Loans held for sale	250,942	-

Loans, net of deferred fees	2,555,709	1,765,483
Allowance for loan and lease losses (“ALLL”)	(15,400)	(10,600)
Net loans	2,540,309	1,754,883

Investment in FHLB stock	33,750	21,492
Deferred taxes	16,811	15,392
Premises and equipment, net	6,730	2,653
Real estate owned (“REO”)	1,734	4,036
Goodwill and intangibles	2,177	2,416
Other assets	15,426	10,824
Total Assets	$3,975,403	$2,592,579

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$2,426,795	$1,522,176
Borrowings	1,250,000	796,000
Accounts payable and other liabilities	14,344	14,667
Total Liabilities	3,691,139	2,332,843

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 32,719,632 and 31,961,052 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	16	16
Additional paid-in-capital	232,428	227,262
Retained earnings	57,065	33,762
Accumulated other comprehensive income (loss), net of tax	(5,245)	(1,304)
Total Shareholders’ Equity	284,264	259,736

Total Liabilities and Shareholders’ Equity	$3,975,403	$2,592,579

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015

Interest income:
Loans	$23,718	$16,384	$85,080	$57,481
Securities	3,358	2,483	12,781	5,227
FHLB Stock, fed funds sold and deposits	1,291	345	2,781	1,763
Total interest income	28,367	19,212	100,642	64,471

Interest expense:
Deposits	2,722	1,520	8,916	4,886
Borrowings	641	258	2,277	1,395
Total interest expense	3,363	1,778	11,193	6,281

Net interest income	25,004	17,434	89,449	58,190

Provision for loan losses	1,800	1,200	4,681	2,673

Net interest income after provision for loan losses	23,204	16,234	84,768	55,517

Noninterest income:
Asset management, consulting and other fees	6,257	5,844	24,384	23,486
Gain on sale of loans	574	2,730	7,812	2,935
Gain (loss) on capital markets activities	-	-	(1,043)	-
Other income	755	707	3,407	2,352
Total noninterest income	7,586	9,281	34,560	28,773

Noninterest expense:
Compensation and benefits	11,867	11,016	48,574	40,456
Occupancy and depreciation	3,195	2,774	11,978	9,260
Professional services and marketing costs	2,017	1,439	9,825	5,490
Other expenses	3,112	1,941	10,617	6,252
Total noninterest expense	20,191	17,170	80,994	61,458

Income before taxes on income	10,599	8,345	38,334	22,832
Taxes on income	4,082	3,297	15,031	9,454
Net income	$6,517	$5,048	$23,303	$13,378

Net income per share:
Basic	$0.20	$0.16	$0.72	$0.60
Diluted	$0.19	$0.15	$0.70	$0.58
Shares used in computation:
Basic	32,668,318	31,930,008	32,365,800	22,310,014
Diluted	33,788,114	32,922,796	33,471,816	23,151,710

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Selected Income Statement Data:
Net interest income	$28,367	$17,434	$100,642	$58,190
Provision for loan losses	1,800	1,200	4,681	2,673
Noninterest Income:
Asset management, consulting and other fees	6,257	5,844	24,384	23,486
Gain on sale of loans	574	2,730	7,812	2,935
Gain (loss) on capital markets activities	-	-	(1,043)	-
Other	755	707	3,407	2,352
Noninterest expense	20,191	17,170	80,994	61,458
Income before taxes	10,599	8,345	38,334	22,832
Net income	6,517	5,048	23,303	13,378
Net income per share:
Basic	$0.20	$0.16	$0.72	$0.60
Diluted	0.19	0.15	0.70	0.58

Selected Performance Ratios:
Return on average assets - annualized	0.80%	0.91%	0.80%	0.76%
Return on average equity - annualized	9.1%	7.8%	8.4%	8.1%
Net yield on interest-earning assets	3.11%	3.26%	3.13%	3.39%
Efficiency ratio (1)	62.0%	64.3%	65.3%	70.7%
Noninterest income as a % of total revenues	23.3%	34.7%	27.9%	33.1%

Other Information:
Loan originations	$447,340	$318,060	$1,770,511	$944,188
Charge-offs (recoveries) / average loans - annualized	0.00%	0.46%	(0.01)%	0.15%

(1)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	December 31, 2016	December 31, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$597,946	$215,748
Loans held for sale	250,942	-
Loans, net of deferred fees	2,555,709	1,765,483
Allowance for loan and lease losses (“ALLL”)	(15,400)	(10,600)
Total assets	3,975,403	2,592,579
Noninterest-bearing deposits	661,781	299,794
Interest-bearing deposits	1,765,014	1,222,382
Borrowings - FHLB Advances	1,250,000	796,000
Shareholders’ equity	284,264	259,736

Selected Capital Data:
Tangible common equity to tangible assets(2)	7.10%	9.93%
Tangible book value per share(2)	$8.62	$8.05
Shares outstanding at end of period	32,719,632	31,961,052

Other Information:
Assets under management (end of period)	$3,586,672	$3,471,237
Number of employees	335	295
Loan to deposit ratio	115.7%	116.0%
Nonperforming assets to total assets	0.25%	0.32%
Ratio of ALLL to loans(3)	0.60%	0.61%

(2)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.2 million and $2.4 million of intangible assets as of December 31, 2016 and December 31, 2015, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible common equity to tangible assets and tangible book value per share provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Banking:
Interest income	$28,367	$19,212	$100,642	$64,471
Interest expense	3,363	1,778	11,193	5,607
Net interest income	25,004	17,434	89,449	58,864
Provision for loan losses	1,800	1,200	4,681	2,673
Noninterest income	2,327	4,332	13,832	8,833
Noninterest expense	14,676	11,844	58,422	39,982
Income before taxes on income	$10,855	$8,722	$40,178	$25,042

Wealth Management:
Noninterest income	$5,431	$5,104	$21,348	$20,530
Noninterest expense	4,696	4,402	19,232	18,352
Income before taxes on income	$735	$702	$2,116	$2,178

Other and Eliminations:
Interest income	$-	$-	$-	$-
Interest expense	-	-	-	674
Net interest income	-	-	-	(674)
Noninterest income	(172)	(155)	(620)	(590)
Noninterest expense	819	924	3,340	3,124
Income before taxes on income	$(991)	$(1,079)	$(3,960)	$(4,388)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016

Interest income:
Loans	$16,384	$18,170	$20,961	$22,231	$23,718
Securities	2,483	3,121	3,100	3,202	3,358
FHLB Stock, fed funds sold and deposits	345	407	512	571	1,291
Total interest income	19,212	21,698	24,573	26,004	28,367

Interest expense:
Deposits	1,520	1,795	1,973	2,426	2,722
Borrowings	258	542	679	415	641
Total interest expense	1,778	2,337	2,652	2,841	3,363

Net interest income	17,434	19,361	21,921	23,163	25,004

Provision for loan losses	1,200	400	1,250	1,231	1,800

Net interest income after provision for loan losses	16,234	18,961	20,671	21,932	23,204

Noninterest income:
Asset management, consulting and other fees	5,844	6,001	5,985	6,141	6,257
Gain on sale of loans	2,730	-	-	7,238	574
Gain (loss) on capital markets activities		311	(2,351)	997	-
Other income	707	673	1,276	703	755
Total noninterest income	9,281	6,985	4,910	15,079	7,586

Noninterest expense:
Compensation and benefits	11,016	12,724	11,924	12,059	11,867
Occupancy and depreciation	2,774	2,815	2,896	3,072	3,195
Professional services and marketing costs	1,439	1,723	2,560	3,525	2,017
Other expenses	1,941	2,155	2,470	2,880	3,112
Total noninterest expense	17,170	19,417	19,850	21,536	20,191

Income before taxes on income	8,345	6,529	5,731	15,475	10,599
Taxes on income	3,297	2,711	1,821	6,417	4,082
Net income	$5,048	$3,818	$3,910	$9,058	$6,517

Net income per share:
Basic	$0.16	$0.12	$0.12	$0.28	$0.20
Diluted	$0.15	$0.12	$0.12	$0.27	$0.19
Shares used in computation:
Basic	31,930,008	32,006,176	32,269,738	32,514,016	32,668,318
Diluted	32,922,796	33,169,064	33,348,678	33,575,894	33,788,114

The Company adopted ASU 2016-09, Improvement to Employee Share-Based Payment Accounting, in the third quarter of 2016. For purposes of this table, the taxes on income, net income per share and the diluted shares used in the computation of earnings per share for the first three quarters of 2016 have been restated to reflect the retroactive application of this standard.

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Banking:
Interest income	$19,212	$21,698	$24,573	$26,004	$28,367
Interest expense	1,778	2,337	2,652	2,841	3,363
Net interest income	17,434	19,361	21,921	23,163	25,004
Provision for loan losses	1,200	400	1,250	1,231	1,800
Noninterest income	4,332	1,752	(170)	9,923	2,327
Noninterest expense	11,844	13,344	14,268	16,134	14,676
Income before taxes on income	$8,722	7,369	$6,233	$15,721	$10,855

Wealth Management:
Noninterest income	$5,104	5,376	$5,222	$5,319	$5,431
Noninterest expense	4,402	5,223	4,616	4,697	4,696
Income before taxes on income	$702	153	$606	$622	$735

Other and Eliminations:
Interest income	$-	-	$-	$-	$-
Interest expense	-	-	-	-	-
Net interest income	-	-	-	-	-
Noninterest income	(155)	(143)	(142)	(163)	(172)
Noninterest expense	924	850	966	705	819
Income before taxes on income	$(1,079)	(993)	$(1,108)	$(868)	$(991)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015

Average Balances:
Loans	$2,620,615	$1,663,406	$2,263,292	$1,450,081
Securities	526,644	433,713	525,480	224,906
Total interest-earnings assets	3,219,269	2,137,051	2,853,398	1,716,343
Deposits: interest-bearing	1,666,499	1,105,059	1,444,449	914,887
Deposits: noninterest-bearing	757,897	321,075	650,956	282,822
Borrowings	530,357	472,978	507,025	369,225

Average Yield / Rate
Loans	3.62%	3.93%	3.76%	3.96%
Securities	2.55%	2.29%	2.43%	2.32%
Total interest-earnings assets	3.52%	3.59%	3.53%	3.76%
Deposits (interest-bearing only)	0.65%	0.55%	0.62%	0.53%
Deposits (noninterest and interest-bearing)	0.45%	0.42%	0.43%	0.41%
Borrowings	0.48%	0.22%	0.45%	0.38%
Total interest-bearing liabilities	0.61%	0.45%	0.57%	0.49%

Net Interest Rate Spread	2.91%	3.14%	2.95%	3.27%

Net Yield on Interest-earning Assets	3.11%	3.26%	3.13%	3.39%

	For the Quarter Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016

Average Balances:
Loans	$1,663,406	$1,860,838	$2,208,793	$2,357,956	$2,620,615
Securities	433,713	533,823	533,435	508,193	526,644
Total interest-earnings assets	2,137,051	2,446,667	2,798,763	2,943,880	3,219,269
Deposits: interest-bearing	1,105,059	1,261,044	1,325,994	1,520,979	1,666,499
Deposits: noninterest-bearing	321,075	438,029	598,150	806,861	757,897
Borrowings	472,978	505,201	631,297	362,576	530,357

Average Yield / Rate:
Loans	3.93%	3.91%	3.80%	3.77%	3.62%
Securities	2.29%	2.34%	2.32%	2.52%	2.55%
Total interest-earnings assets	3.59%	3.55%	3.51%	3.53%	3.52%
Deposits (interest-bearing only)	0.55%	0.57%	0.60%	0.63%	0.65%
Deposits (noninterest and interest-bearing)	0.42%	0.43%	0.41%	0.41%	0.45%
Borrowings	0.22%	0.43%	0.43%	0.46%	0.48%
Total interest-bearing liabilities	0.45%	0.53%	0.54%	0.60%	0.61%

Net Interest Rate Spread	3.14%	3.02%	2.97%	2.93%	2.91%

Net Yield on Interest-earning Assets	3.26%	3.17%	3.13%	3.15%	3.11%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended December 31, 2016 as Compared to Quarter Ended December 31 2015

Our net income and income before taxes in the fourth quarter of 2016 were $6.5 million and $10.6 million, respectively, as compared to $5.0 million and $8.3 million, respectively, in the fourth quarter of 2015. The increase in income before taxes was primarily the result of a $2.1 million increase in income before taxes for Banking. The increase in Banking was due to higher net interest income and higher noninterest income which was partially offset by a higher provision for loan losses and higher noninterest expenses. Income before taxes for Wealth Management for the fourth quarter of 2016 was consistent with the fourth quarter of 2015 as a $0.3 million increase in noninterest income was offset by a $0.3 million increase in noninterest expenses. Corporate noninterest expenses decreased by $0.1 million.

The effective tax rate for the fourth quarter of 2016 was 38.5% as compared to 39.5% for the fourth quarter of 2015, with the benefit primarily due to the reductions in taxes on income from excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 43% from $17.4 million in the fourth quarter of 2015, to $25.0 million in the fourth quarter of 2016 due to a 51% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.14% in the fourth quarter of 2015 to 2.91% in the fourth quarter of 2016 was due to a decrease in yield on total interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.93% to 3.62% due to an increase in the proportion of lower yielding securities to total interest-earning assets and a decrease in the yield on loans which was partially offset by a $0.9 million increase in FHLB dividends. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, due to increases in deposit market rates and the use of promotional rates to attract deposits, and increased costs of borrowings as the average rate on FHLB advances increased from 0.22% in the fourth quarter of 2015 to 0.48% in the fourth quarter of 2016.

The higher provision for loan losses in the fourth quarter of 2016 as compared to the fourth quarter of 2015 was due to a larger increase in the balance of loans during the fourth quarter of 2016 as compared to the fourth quarter of 2015.

Noninterest income in Banking decreased from $4.3 million in the fourth quarter of 2015 to $2.3 million in the fourth quarter of 2016 due to $2.1 million higher gain on the sale of loans realized in the fourth quarter of 2015 as compared to the fourth quarter of 2016. We realized a 2.7% gain on sale on the sale of $102 million of loans in the fourth quarter of 2015 as compared to a 1.4% gain on the sale of $41 million of loans in the fourth quarter of 2016. Included in noninterest income in the fourth quarter of 2016 are $0.2 million of revenues related to our insurance agency operations. Noninterest revenue for Wealth Management increased by $0.3 million to $5.4 million in the fourth quarter of 2016 when compared to the corresponding period in 2015 due to higher levels of AUM.

Noninterest expense in Banking increased from $11.8 million in the fourth quarter of 2015 to $14.7 million in the fourth quarter of 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits and costs associated with our property and casualty insurance agency operations which started during the second quarter of 2015. Compensation and benefits for Banking increased $0.7 million or 9% during the fourth quarter of 2016 as compared to the fourth quarter of 2015 as the number of full time equivalent employees (“FTE”) in Banking increased to 272.0 from 224.8 as a result of the increased staffing to support the growth in loans and deposits, a portion of which was offset by increased deferred costs relating to the higher loan originations. A $2.1 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to higher legal costs related to ongoing litigation matters, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance and customer service costs. Included in noninterest expense in the fourth quarter of 2016 are $0.3 million of costs related to our insurance agency operations.

2016 as Compared to 2015

Our net income and income before taxes for 2016 were $23.3 million and $38.3 million, respectively, as compared to $13.4 million and $22.8 million, respectively, for 2015. The increase in income before taxes was the result of a $15.1 million increase in income before taxes for Banking and a $0.5 million decrease in corporate expenses. Earnings before taxes for Wealth Management for 2016 were consistent with 2015 as a $0.8 million increase in noninterest income was offset by a commensurate increase in noninterest expenses. The increase in income before taxes in Banking was due to higher net interest income and higher noninterest income which was partially offset by a higher provision for loan losses and higher noninterest expenses. Corporate interest expense decreased by $0.7 million due to the payoff of a term note in 2015, while corporate noninterest expenses increased by $0.2 million.

The effective tax rate for 2016 was 39.2% as compared to 41.4% for 2015, with the benefit primarily due to the reductions in taxes on income from excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 52% from $58.9 million for 2015, to $89.4 million for 2016 due to a 66% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.27% for 2015 to 2.95% for 2016 was primarily due to a decrease in yield on total interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.76% to 3.53% due to an increase in the proportion of lower yielding securities to total interest-earning assets and a decrease in the yield on loans which was partially offset by a $0.9 million increase in FHLB dividends. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits which was the result of increases in deposit market rates and the use of promotional rates to attract deposits.

The higher provision for loan losses for 2016 as compared to 2015 was due to a larger increase in the balance of loans during 2016 as compared to 2015.

Noninterest income for Banking increased from $8.8 million for 2015 to $13.8 million for 2016. This $5.0 million increase was due to the recognition of the following during 2016:  a $7.8 million gain on the sale of loans as compared to a $2.9 million gain on sale of loans in 2015; a $1.3 million gain on the sale of securities, $2.4 million of costs incurred to close out a swap and a $0.7 million increase in revenues related to our insurance agency operations. The gain on sale of loans was realized on the sale of $306 million of loans secured by multifamily properties in 2016 as compared to the sale of $102 million of loans secured by multifamily properties in 2015. During 2016, at times we deemed market conditions to be favorable, we sold securities with less desirable features and higher prepayment risk to better position our securities portfolio. Included in noninterest income for 2016 are $1.2 million of revenues related to our insurance agency operations. Noninterest revenue for Wealth Management increased by $0.8 million to $21.3 million for 2016 when compared to the corresponding period in 2015 due to higher levels of AUM.

Noninterest expense in Banking increased from $40.0 million for 2015 to $58.4 million for 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the acquisition of Pacific Rim Bank (“PRB”) in June of 2015, the growth of our balances of loans and deposits and costs associated with our property and casualty insurance agency operations which started during the second quarter of 2015. Compensation and benefits for Banking increased $7.8 million or 31% during 2016 as compared to 2015 as the number of FTE in Banking increased to 260.2 from 191.3 as a result of the acquisition of PRB and increased staffing to support the growth in loans and deposits. A $10.7 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to increased costs related to the acquisition of PRB, higher legal costs related to ongoing litigation matters, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance and customer service costs. Included in noninterest expense for 2016 are $2.1 million of costs related to our insurance agency operations. Noninterest expense in Wealth Management increased $0.8 million for 2016 as compared to 2015 primarily due to increased compensation costs related to the increase in FTE from 55.8 for 2015 to 58.8 for 2016.

Quarter Ended December 31, 2016 as Compared to Quarter Ended September 30, 2016

Our net income and income before taxes in the fourth quarter of 2016 were $6.5 million and $10.6 million, respectively, as compared to $9.1 million and $15.5 million, respectively, in the third quarter of 2016. The decrease in income before taxes was the result of a $4.9 million decrease in income before taxes for Banking and a $0.1 million increase in corporate expenses which was partially offset by a $0.1 million increase in income before taxes for Wealth Management. The decrease in Banking was due to lower noninterest income and a higher provision for loan losses which was partially offset by higher net interest income and lower noninterest expenses. The increase in Wealth Management was due to higher noninterest income.

The effective tax rate for the fourth quarter of 2016 was 38.5% as compared to 41.5% for the third quarter of 2016 due primarily differences in the reductions in taxes on income from excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 8% from $23.2 million in the third quarter of 2016 to $25.0 million in the fourth quarter of 2016 due primarily to a 9% increase in interest-earning assets.

The higher provision for loan losses for the fourth quarter of 2016 as compared to the third quarter of 2016 was primarily due to a larger increase in the balance of loans.

Noninterest income for Banking decreased from $9.9 million in the third quarter of 2016 to income of $2.3 million in the fourth quarter of 2016. This $7.6 million decrease was due to a $7.2 million gain on the sale of loans in the third quarter of 2016 as compared to a $0.6 million gain on sale of loans in the fourth quarter of 2016 and a $1.0 million gain on the sale of securities. The Bank realized a 2.7% gain on the sale of $265 million of loans in the third quarter of 2016 as compared to a 1.4% gain on sale of $41 million of loans in the fourth quarter of 2016. During the third quarter of 2016, we sold $64 million of mortgage backed securities that carried higher risks of prepayments, resulting in the gain on sale of securities. Noninterest revenue for Wealth Management increased by $0.1 million in the fourth quarter of 2016 when compared to the third quarter of 2016 due to higher levels of AUM.

Noninterest expense in Banking decreased from $16.1 million in the third quarter of 2016 to $14.7 million in the fourth quarter of 2016 due primarily to a $1.7 million decrease in legal costs.

Changes in Financial Position

During 2016, total assets increased by $1.4 billion as loans and loans held for sale increased by $1.04 billion, deposits increased by $905 million, securities decreased by $56 million, cash and cash equivalents increased by $382 million and FHLB advances increased by $454 million. The $1.4 billion increase in loans during 2016 was the result of loan originations and funding of existing credit commitments of $1.77 billion which was partially offset by the sale of $306 million of loans and $430 million of payoffs and scheduled principal payments. The growth in deposits was due to the organic growth in deposits from our specialty deposit group and our branch offices.

Our credit quality remains strong as our ratio of non-performing assets to total assets decreased from 0.32% at December 31, 2015 to 0.25% at December 31, 2016. We realized net recoveries of $0.1 million during the 2016 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.60% at December 31, 2016.